Exhibit 99.(d)(2)(S)(ii)

FIRST AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of _______________________, 2018, by and among American Beacon Funds, a Massachusetts Business Trust (the "Trust"), American Beacon Advisors, Inc., a Delaware corporation (the "Manager"), and AHL Partners LLP, an England and Wales limited liability partnership (the "Adviser");

WHEREAS, the Trust, the Manager and the Adviser entered into an Investment Advisory Agreement dated as of April 30, 2015 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.         Amendment to Agreement.

A.	Schedule A to add American Beacon AHL TargetRisk Fund:

Schedule A shall be replaced by the attached Schedule A.

B.	Section 1(a) of the Agreement shall be amended by adding the following paragraph to the end thereof:

“The Adviser shall not delegate any of its rights, duties or obligations under this Agreement with respect to its discretionary investment and advisory functions without the prior written consent of the Manager and the Trust.  Notwithstanding anything in this Agreement to the contrary, however, the Adviser may, at its own discretion, perform any or all of its duties, rights, powers, functions and obligations with respect to activities other than discretionary investment and advisory functions hereunder through one or more of its affiliates and their respective directors, officers and employees (each, an “Associate”) without the consent of the Manager or the Trust; provided that (i) the Adviser shall always remain responsible to the Manager and the Trust for the Adviser’s obligations under this Agreement, (ii) the Adviser shall be responsible for ensuring that each Associate complies with the terms of this Agreement, and (iii) the Adviser shall compensate its Associates out of the fees it receives hereunder.”

2.         Miscellaneous.

(a)      Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Man Investments Limited, as managing member of AHL Partners LLP:

By:
Name:
Title:

American Beacon Advisors, Inc.

By:
Jeffrey K. Ringdahl
President and Chief Operating Officer

American Beacon Funds

By:
Gene L. Needles, Jr.
President

Schedule A

To the
Investment Advisory Agreement
Between
American Beacon Funds
American Beacon Advisors, Inc.
and
AHL Partners LLP

The American Beacon AHL Managed Futures Strategy Fund (“the Fund”) and American Beacon TargetRisk Fund, each a series of American Beacon Funds (the “Trust”) shall pay compensation to AHL Partners LLP (“Adviser”) pursuant to Section 3 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the Funds for the following fees for assets under Adviser’s management.

American Beacon AHL Managed Futures Strategy Fund:

1.00% per annum

American Beacon AHL TargetRisk Fund:

0.55% per annum on the first $500 million
0.50% per annum on the next $500 million
0.45% per annum on the next $500 million
0.40% per annum thereafter

The fee payable hereunder shall be computed based on the average daily net assets of each Fund, including assets invested by the Funds in their respective wholly-owned subsidiaries, the American Beacon Cayman Managed Futures Strategy Fund, Ltd. and American Beacon Cayman TargetRisk Company, Ltd.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of ___________ ____, 2018

Man Investments Limited, as managing member of AHL Partners LLP:

By:
Authorized Signatory
Name:
Title:

American Beacon Advisors, Inc.

By:
Jeffrey K. Ringdahl
President and Chief Operating Officer

American Beacon Funds

By:
Gene L. Needles, Jr.
President